Exhibit 10.23

Mettler-Toledo International Inc.
2007 Share Plan
(February 7, 2008)

1.  Purpose of the Plan.  This Share Plan sets out the conditions under which certain employees of Mettler-Toledo International Inc. (MTII) may be granted shares of MTII.

2.  Administration.  The Plan will be administered by the Compensation Committee of the Board of Directors of MTII. The Compensation Committee has full power and authority to establish such rules and regulations as it may deem appropriate for the administration and operation of the Plan. The Compensation Committee may make determinations and interpretations relating to the Plan in its sole discretion, and its decisions shall be binding upon all participants.

3.  Participants.  Employees who participate in the POBS Plus Incentive System for Members of the Group Management of METTLER TOLEDO (POBS Plus Bonus Plan) shall be eligible to participate in the Plan, subject to Compensation Committee approval.

4.  Annual Notice.  Each year participants shall send a written notice to the Corporate Secretary within two weeks following the announcement of MTII’s full-year financial results, specifying if they wish to receive a certain percentage of their possible POBS Plus bonus in MTII shares rather than in cash. Based on this information the Compensation Committee determines annually for each participant the number of shares to be granted. The grant of MTII shares is in the sole discretion of the Compensation Committee.

5.  Share Issuance.  Shares determined for issuance by the Compensation Committee will be granted on the date that the POBS Plus bonus would otherwise have been communicated and paid to the participant (date of issuance). The issue price for the shares shall be equal to the NYSE closing price of the date of issuance. No fractional shares will be issued.

6.  Restrictions on Shares.  All shares issued pursuant to this Plan shall be restricted for a period of five years from the date of issuance, during which time they may not be sold, assigned, transferred or otherwise disposed of, nor may they be pledged or otherwise hypothecated; provided that a transfer may be made to an offshore company which is fully Swiss controlled and treated transparently for Swiss tax purposes (as evidenced by prior approval by the relevant cantonal tax administration). This restriction shall apply notwithstanding the earlier termination of a participant’s employment with MTII, other than termination due to death or disability. During the restricted period, shares will be held in book-entry form in an account maintained by or on behalf of MTII on behalf of each participant. Participants will have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect thereto.

7.  No Right to Continued Employment.  This Plan does not confer upon any participant any right to continued employment, and nothing in this Plan shall interfere with or limit in any way MTII’s right to terminate a participant’s employment.

8.  Taxation.  Income taxes, including capital gains taxes, if any, due upon the issuance or sale of shares are the obligation of each participant. Social security contributions due upon the issuance of shares are shared equally between MTII and the participant. Each participant agrees to pay to MTII, prior to any share issuance, the federal, state and local income taxes and other amounts as may be required by law to be withheld by MTII.

9.  Amendment and Termination.  The Board of Directors of MTII may at any time in its sole discretion terminate this Plan or make such amendments or modifications as it deems advisable.

10.  Applicable Law; Disputes.  The validity, interpretation, construction and performance of this Plan shall be subject to and governed by Swiss law, without giving effect to the conflicts of laws principles thereof. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Plan shall be determined by the Compensation Committee.